UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 26, 2008
EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in charter)

Delaware	000-31687	04-3242254

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of Principal Executive Offices) (Zip Code)
(508) 357-2221
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Underwritten Offering of 4% Senior Convertible Notes due 2013 and Capped Call Transaction
On June 26, 2008, Evergreen Solar, Inc. (the “Company”) entered into an underwriting agreement (the “Note Underwriting Agreement”) with Lehman Brothers Inc., as representative (the “Representative”) of the several underwriters identified therein (collectively, the “Underwriters”), for the sale by the Company to the public of $325,000,000 aggregate principal amount of its 4% Senior Convertible Notes due 2013 (the “notes”). The offering closed on July 2, 2008. The Company has granted the Underwriters a 30-day option to purchase up to an additional $48,750,000 aggregate principal amount of notes.
The Note Underwriting Agreement contains customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters for losses or damages arising out of or in connection with the sale of the notes.
The offering of the notes was made pursuant to a registration statement on Form S-3 (File No. 333-151885) filed with the Securities and Exchange Commission on June 24, 2008, a preliminary prospectus dated June 24, 2008 and a final prospectus dated June 26, 2008.
The notes are convertible into cash up to their principal amount and shares of the Company’s common stock for the remainder, if any, of the conversion value in excess of such principal amount at the initial conversion rate of 82.5593 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $12.1125 per share), subject to adjustment. Subject to certain adjustments, exceptions and limitations, the holder of a note for $1,000 principal amount that is converted when the Company’s common stock is trading at the conversion price of $12.1125 or lower would receive $1,000 (or less) in cash, and the holder of a note for $1,000 principal amount that is converted when the Company’s common stock is trading above the conversion price of $12.1125 would receive $1,000 in cash and shares of the Company’s common stock to the extent that the market value of the Company’s common stock multiplied by the conversion rate, which is initially 82.5593, exceeds $1,000.
To reduce the dilution from new common stock issuances that would otherwise occur upon conversion of the notes, in connection with the sale of the notes, on June 26, 2008, the Company entered into a capped call transaction with respect to the Company’s common stock (the “Capped Call”) with an affiliate (the “Counterparty”) of the Representative. The Capped Call has an initial strike price of $12.1125 per share, subject to certain adjustments, which matches the initial conversion price of the notes, and a cap price of $19.00 per share. The Capped Call reduces the dilution from new common stock issuances that would otherwise occur upon conversion of the notes by requiring the Counterparty to deliver to the Company upon such conversion the same number of shares of common stock that the Company would be required to deliver for conversions up to the cap price of $19.00. Therefore, for each share of common stock delivered by the Company to the note holders in connection with a conversion of notes up to the cap price of $19.00 per share, the Counterparty will deliver to the Company one share of common stock.

If, however, the market value per share of the Company’s common stock, as measured under the terms of the Capped Call, exceeds the cap price, there would be dilution to the extent that the then market value per share exceeds the cap price. This means that if notes are converted when the Company’s common stock is trading at more than $19.00 per share, the shares issued by the Company upon conversion with respect to amounts in excess of that price will not be offset by delivery to the Company of additional shares by the Counterparty.
The cost to the Company of the Capped Call was approximately $59.23 million, with approximately $34.39 million paid on the closing date of the notes offering and the remainder to be paid in installments over the term of the notes, subject to proportional increase upon exercise of the Underwriters’ option to purchase additional notes. The obligations of the Counterparty under the Capped Call are guaranteed by Lehman Brothers Holdings Inc.
The description of the Note Underwriting Agreement and the Capped Call in this report is a summary and is qualified in its entirety by the respective terms of each agreement. The Note Underwriting Agreement is filed as Exhibit 1.1 hereto and the Capped Call will be filed by an amendment to this Current Report on Form 8-K or as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2008.
The Representative acted as sole book-running manager in connection with the Company’s May 2007 follow-on offering of common stock, for which it received customary fees. In addition, the Representative is the sole book-running manager of the concurrent offering of the Borrowed Shares (defined below) described below. Additionally, an affiliate of the Representative is the Counterparty to the Capped Call described above, and an affiliate of the Representative is the Common Stock Borrower under the Common Stock Lending Agreement described below.
Deutsche Bank Securities Inc. acted as sole book-running manager in connection with the Company’s February 2008 follow-on offering of common stock, for which it received customary fees. Deutsche Bank AG Filiale Deutschlandgeschaft and Deutsche Bank Luxembourg S.A., affiliates of Deutsche Bank Securities Inc., are agents and lenders under a syndicated loan facility for EverQ GmbH, a German limited liability company in which the Company owns a third of the equity (“EverQ”). The Company is a guarantor of a portion of EverQ’s repayment obligations under the syndicated loan facility.
Common Stock Lending Agreement and Common Stock Offering
In connection with the sale of the notes, on June 26, 2008, the Company entered into a common stock lending agreement (the “Common Stock Lending Agreement”) with an affiliate of Lehman Brothers Inc. (the “Common Stock Borrower”), pursuant to which the Company loaned 30,856,538 shares of its common stock (the “Borrowed Shares”) to the Common Stock Borrower. In consideration for the issuance of the Borrowed Shares, the Common Stock Borrower paid the Company a nominal loan fee. The Common Stock Borrower is required to deliver to the Company 30,856,538 shares of its common stock upon the earliest of (i) July 15, 2013, (ii) the Company’s election, at such time that the entire principal amount of notes ceases to be outstanding, (iii) the mutual agreement of the Company and the Common Stock Borrower, (iv) the Company’s election, upon a default by the Common Stock Borrower, and (v) the

Common Stock Borrower’s election, at any time. The obligations of the Common Stock Borrower under the Common Stock Lending Agreement are guaranteed by Lehman Brothers Holdings Inc.
The Borrowed Shares will be issued and outstanding for corporate law purposes and holders of the Borrowed Shares will have all of the stockholder rights of a holder of the Company’s common stock, including the right to vote and to receive dividends. However, if at any time when there are Borrowed Shares outstanding, the Company pays a dividend or makes a distribution in respect of its outstanding common stock, the Common Stock Borrower has agreed to pay to the Company, whether or not the Common Stock Borrower is a holder of any or all of the outstanding Borrowed Shares, an amount in cash equal to the dividend or distribution received by the holders of the Borrowed Shares. The Common Stock Borrower has also agreed that to the extent it or any of its affiliates is the record owner of any Borrowed Shares, it or they will not vote or provide any consent or take any similar action with respect to the Borrowed Shares on any matter submitted to a vote of the Company’s stockholders. While the Borrowed Shares will be considered issued and outstanding for corporate law purposes, the Company believes that under U.S. GAAP, as currently in effect, the Borrowed Shares will not be considered outstanding for the purpose of computing and reporting earnings per share because the Borrowed Shares must be returned to the Company no later than July 15, 2013, the maturity date of the notes.
On June 26, 2008, the Company entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with Lehman Brothers Inc., as underwriter (the “Common Stock Underwriter”), and the Common Stock Borrower for the issuance and loan of the Borrowed Shares to the Common Stock Borrower and the subsequent sale by the Common Stock Borrower to the public of the Borrowed Shares. 18,184,511 shares of the Borrowed Shares were sold to the public concurrently with the closing of the notes offering on July 2, 2008 at $9.50 per share and the remaining Borrowed Shares will be subsequently sold at prevailing market prices at the time of sale or at negotiated prices. The sale of the Borrowed Shares will be made for the account of the Common Stock Borrower and the Company will not receive any of the proceeds from the sale of the Borrowed Shares. The sale of the Borrowed Shares is intended to facilitate privately negotiated transactions or short sales by which investors in the notes will hedge their investment in the notes and/or by which the Counterparty will hedge the Capped Call.
The Common Stock Underwriting Agreement contains customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Common Stock Underwriter for losses or damages arising out of or in connection with the sale of the Borrowed Shares.
The offering of the Borrowed Shares is being made pursuant to a registration statement on Form S-3 (File No. 333-151885) filed with the Securities and Exchange Commission on June 24, 2008, a preliminary prospectus dated June 24, 2008, and a final prospectus dated June 26, 2008.
The description of the Common Stock Lending Agreement and the Common Stock Underwriting Agreement in this report is a summary and is qualified in its entirety by the respective terms of each agreement. The Common Stock Lending Agreement will be filed by an amendment to this

Current Report on Form 8-K or as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2008 and the Common Stock Underwriting Agreement is filed as Exhibit 1.2 hereto.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

1.1	Note Underwriting Agreement dated June 26, 2008.

1.2	Common Stock Underwriting Agreement dated June 26, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
Date: July 2, 2008	By:	/s/ Michael El-Hillow
Michael El-Hillow
Chief Financial Officer and Secretary